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                                                                   Exhibit D(22)

                                    Form of

                AMENDMENT TO SUB-INVESTMENT MANAGEMENT AGREEMENT

This Amendment to Investment Advisory Agreement (the "Agreement") is made as of October 1, 2003, between John Hancock Life Insurance Company ("JHLICO") and Morgan Stanley Investment Management Inc. (formerly, Morgan Stanley Dean Witter Investment Management Inc.) ("Morgan Stanley"), and approved by John Hancock Variable Series Trust I, a Massachusetts business trust (the "Trust").

     WHEREAS, Morgan Stanley currently serves as an investment sub-adviser to the Trust's Real Estate Equity Fund, pursuant to a Sub-Investment Management Agreement dated November 1, 2000, as may be amended thereafter (the "Agreement"); and

     WHEREAS, JHLICO, Morgan Stanley and the Trust wish to amend the fee schedule set forth in Schedule 1 to the Agreement.

     NOW, THEREFORE, WITNESSETH: in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

     1. Schedule 1 to the Agreement is hereby deleted and replaced in its entirety with the attached revised Schedule 1, and all references in the Agreement to Schedule 1 shall be deemed to refer to the attached Schedule 1.

     2. Except as provided herein, the Agreement shall remain in full force and effect. This Amendment and the Agreement, as amended, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersede any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof. In the event of any conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall control. Defined terms used in this Amendment shall have the respective meanings specified in the Agreement.

     3. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall be binding upon the parties and their respective successors and assigns.

     4.   This Amendment shall be effective as of the date written above.

                  [Remainder of page left intentionally blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.


JOHN HANCOCK LIFE INSURANCE COMPANY       MORGAN STANLEY INVESTMENT
                                          MANAGEMENT INC.

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By:                                       By:
   -----------------------------------       -----------------------------------
Name:                                     Name:
Title:                                    Title:

JOHN HANCOCK VARIABLE SERIES
TRUST I


By:
   -----------------------------------
Name:
Title:


                                   SCHEDULE I
                           (Effective October 1, 2003)

                                      Fees
                                      ----

     Real Estate Equity Fund:
     -----------------------

CURRENT NET SUBJECT ASSETS UNDER             SUB-ADVISORY FEE
MANAGEMENT
On the first $50 million                     65 basis points per annum

On the next $50 million                      55 basis points per annum

On the next $100 million                     50 basis points per annum

On amounts over $200 million                 40 basis points per annum